Exhibit (n)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 26, 2016 with respect to the consolidated financial statements, financial highlights, and Schedule 12-14 of Main Street Capital Corporation included in the Annual Report on Form 10-K for the year ended December 31, 2015, which are incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement and Prospectus and to the use of our name as it appears under the captions “Senior Securities”, “Selected Financial Data” and “Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

Dallas, Texas

March 4, 2016